Unitrin Announces Definitive Agreement to Acquire Merastar Insurance Company

Chicago, IL - March 26, 2007 - (BusinessWire) - Unitrin, Inc. (NYSE:UTR) announced today that its subsidiary, Trinity Universal Insurance Company ("Trinity"), has entered into a definitive agreement to acquire Merastar Insurance Company ("Merastar Insurance") and certain of its affiliates, superseding the previously announced agreement in principle. Trinity will acquire Merastar Insurance in a cash transaction valued at approximately $45 million, subject to certain purchase price adjustments. The transaction is subject to approvals by insurance regulators and other third parties and other customary closing conditions, and is expected to close in the second quarter.

Merastar Insurance is based in Chattanooga, Tennessee and specializes in the sale of personal automobile and homeowners' insurance through employer-sponsored voluntary benefit programs. For the year ended December 31, 2006, Merastar Insurance recorded direct written premiums of approximately $54 million. As previously announced by Unitrin, Merastar Insurance will become part of its Unitrin Direct business segment.

Referring to the execution of the definitive agreement, Donald G. Southwell, Unitrin's Chief Executive Officer, said: "We are pleased with this very important step towards consummation of the transaction and continue to look forward to Merastar Insurance joining the Unitrin family of companies."

Unitrin is a $3 billion financial services company focused on creating shareholder value by providing a diverse array of insurance and consumer finance products and services for individuals, families and small businesses.

Among the brands in Unitrin's Property and Casualty Insurance business are Kemper Auto and Home, Unitrin Specialty and Unitrin Business Insurance, which sell personal and commercial insurance through networks of independent agents, and Unitrin Direct, which sells auto insurance directly to consumers. Unitrin's Life and Health businesses bring a high level of personalized service to their customers. Unitrin's consumer finance subsidiary, Fireside Bank, specializes in automobile loans for the purchase of pre-owned vehicles. Additional information about Unitrin is available by visiting its website (www.unitrin.com).

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CONTACT:

Unitrin, Inc.

David F. Bengston at (312) 661-4930 or

via e-mail at investor.relations@unitrin.com